                                                                   Exhibit 10(t)


                             OGLEBAY NORTON COMPANY

                          PERFORMANCE OPTION AGREEMENT

         This Agreement between OGLEBAY NORTON COMPANY ("Oglebay") and JOHN LAUER ("Lauer") memorializes the grant made on December 17, 1997 by Oglebay's Compensation Subcommittee to Lauer of a nonqualified stock option as contemplated by the Employment Agreement entered into between Oglebay and Lauer on that same date (the "Employment Agreement"). Capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to them in the Employment Agreement.

         1. Grant of Option. The Compensation Subcommittee hereby grants to Lauer, as of December 17, 1997, an option (the "Performance Option") to purchase all or any number of an aggregate of 380,174 shares of Oglebay Common Stock, $1.00 par value ("Shares"), at an exercise price of $38.00 per Share (the "Exercise Price"). (The Exercise Price is equal to the closing per Share sales price for December 16, 1997 as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market plus $6.00 per Share.) The Performance Option shall be a nonqualified stock option and shall not be treated as an incentive stock option. The Performance Option is granted subject to approval of Oglebay's shareholders, which approval will be sought at Oglebay's 1998 Annual Meeting of Shareholders.

         2. Term of Option. Unless earlier terminated pursuant to any of Sections 6.1, 6.2, or 6.3, the Performance Option shall terminate at the close of business on, and shall not be exercisable at any time after, June 30, 2005.

         3. Full Vesting if Lauer Remains in Employ of Oglebay through January 2, 2003. If Lauer remains in the employ of Oglebay through January 2, 2003, the Performance Option, to the extent not previously exercised by Lauer, shall remain exercisable thereafter through June 30, 2005.

         4.   Exercise of Option.

         4.1 First Exercise Date. Unless accelerated as provided in Section 6.1, the Performance Option will first become exercisable on January 1, 2001.

         4.2 Exercise in Whole or in Part. Once exercisable, the Performance Option may be exercised by Lauer in whole or in part (but not for any fractional Shares) and from time to time until the expiration or termination of the Performance Option.

         4.3 Method of Exercise. The Performance Option will be exercisable by delivery of (a) the Exercise Price (payable in accordance with Section 4.4), and
(b) a written notice to Oglebay identifying this Agreement and specifying the number of Shares as to which the Performance Option is being exercised. Upon any exercise of the Performance Option, Lauer shall provide Oglebay the means to satisfy Oglebay's withholding obligation in accordance with

Section 5. Oglebay shall deliver to Lauer certificates representing the Performance Option Shares as soon as administratively feasible following any exercise made in conformance with all of the terms of this Agreement.

         4.4 Payment for Shares. Upon exercise of the Performance Option, Lauer shall pay the Exercise Price in cash or in such other form of consideration as the Compensation Subcommittee may determine to be acceptable, including, without limitation, (a) by delivery by Lauer (with the written notice of election to exercise) of irrevocable instructions to a broker registered under the Securities Exchange Act of 1934, as amended, to promptly deliver to Oglebay the amount of sale or loan proceeds to pay the Exercise Price, (b) in Shares (including through an attestation procedure) surrendered to Oglebay, (c) by the surrender of all or part of the Performance Option, or (d) by a combination of the foregoing methods, as and to the extent permitted by the Compensation Subcommittee. Shares surrendered in connection with the exercise of the Performance Option shall be valued at their Fair Market Value on the date of exercise. Except as otherwise determined by the Compensation Subcommittee, the term "Fair Market Value" with respect to Shares means the closing sales price of Shares as reported on NASDAQ National Market on the date for which the determination of fair market value is made or, if there are no sales of Shares on that date, then on the next preceding date on which there were any sales of Shares. If the Shares cease to be traded on the NASDAQ National Market, the "Fair Market Value" of Shares shall be determined in such similar manner as may be prescribed by the Compensation Subcommittee.

         5. Withholding of Taxes. The Compensation Subcommittee may, in its discretion, permit or require Lauer to satisfy, in whole or in part, any applicable federal, state, and local withholding tax obligation that may arise in connection with the acquisition of Shares pursuant to the Performance Option, by such means as the Compensation Subcommittee may determine including, without limitation, by having Oglebay hold back some portion of the Shares that would otherwise be delivered pursuant to the Performance Option or by delivering to Oglebay an amount equal to the withholding tax obligation arising with respect to such acquisition in (a) cash, (b) Shares, or (c) such combination of cash and Shares as the Compensation Subcommittee may determine. The Fair Market Value of the Shares to be so held back by Oglebay or delivered by Lauer shall be determined as of the date on which the obligation to withhold first arose. Oglebay may apply the provisions of this Section 5 based upon generally applicable withholding rates and without regard to any statutory minimum rate applicable to special payments.

         6. Effect of Termination of Lauer's Employment before January 2, 2003. The provisions of this Section 6 shall apply only if the date on which Lauer's employment with Oglebay terminates (the "Termination Date") occurs before January 2, 2003.

         6.1 Termination Without Cause, etc., Constructive Termination, or Termination by Lauer after a Change of Control. If, before January 2, 2003, Lauer's employment is terminated by Oglebay for any reason other than Cause, disability, or death or Lauer is Constructively Terminated or Lauer terminates his employment by notice to the Board of Directors within 90 days of the occurrence of a Change of Control, the Performance Option, (a) to the extent not already exercisable, will become immediately exercisable, (b) will remain exercisable through January 2, 2004, and (c) will be terminated at the close of business on January 2, 2004.

         6.2 Termination by Death or Disability. If, before January 2, 2003, Lauer's employment with Oglebay is terminated by his death or by Oglebay on account of Lauer's disability:

         (a) if the Termination Date occurs before January 1, 2001, the Performance Option will be terminated as of the Termination Date; and

         (b) if the Termination Date occurs after December 31, 2000, the Performance Option, to the extent not previously exercised, will remain exercisable for a period of one year after the Termination Date and will be terminated at the close of business on the first anniversary of the Termination Date.

         6.3 Termination for Cause or Voluntarily by Lauer. If, before January 2, 2003, Lauer's employment is terminated by Oglebay for Cause or by Lauer other than as a result of a Constructive Termination, the Performance Option will be terminated as of the Termination Date.

         7. Transferability. The Performance Option may not be transferred by Lauer other than by will or by the laws of descent and distribution. During Lauer's lifetime, only Lauer himself (or, in the case of his incapacity, his attorney in fact or legal guardian) may exercise the Performance Option.

         8. Adjustment Upon Changes in Shares. In the event of any stock dividend, stock split, or share combination of the Shares or any reclassification, recapitalization, merger, consolidation, other form of business combination, liquidation, or dissolution involving Oglebay or any spin-off or other distribution to shareholders of Oglebay (other than normal cash dividends), the Compensation Subcommittee shall adjust the number and kind of shares subject to, the price per share under, and the terms and conditions of the Performance Option to the extent necessary and in such manner that the benefits to Lauer under the Performance Option shall be maintained substantially as before the occurrence of that event. Any adjustment so made by the Compensation Subcommittee shall be conclusive and binding for all purposes of this Agreement as of such date as the Compensation Subcommittee may determine.

         8. Administration. The Compensation Subcommittee shall have the authority to make all determinations necessary for the administration of this Agreement. The construction and interpretation by the Compensation Subcommittee of any provision of this Agreement and any determination made by the Compensation Subcommittee pursuant to any provision hereof shall be final and conclusive. No member or alternate member of the Committee shall be liable for any action or determination made in good faith. The Compensation Subcommittee may authorize any one or more members of the Compensation Subcommittee or any officer of Oglebay to execute and deliver documents on behalf of the Compensation Subcommittee and the Compensation Subcommittee may delegate to one or more employees, agents, or officers of

Oglebay, or to one or more third party consultants, accountants, lawyers, or other advisors, such ministerial duties related to the operation of the Agreement as it may deem appropriate.

         9. Miscellaneous. Nothing contained in this Agreement shall be understood as conferring on Lauer any right to continue as an employee of Oglebay or any affiliate. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. This Agreement shall inure to the benefit of and be binding upon its parties and their respective heirs, executors, administrators, successors, and assigns, but the Performance Option shall not be transferable by Lauer other than as provided in Section 7.

         IN WITNESS WHEREOF, Oglebay has caused this Agreement to be executed on its behalf by its duly authorized Chairman of the Compensation Subcommittee, and Lauer has hereunto set his hand, all as of the day and year first written above.

                                    OGLEBAY NORTON COMPANY



                                    By  /s/ John D. Weil
                                      ---------------------------------------
                                      John D. Weil, Chairman, Compensation
                                      Subcommittee



                                        /s/ John Lauer
                                     ----------------------------------------
                                     JOHN LAUER